UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15c(d) of the
Securities Exchange Act of 1934

December 30, 2013
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2013, Griffin Land & Nurseries, Inc. (“Griffin” or the “Registrant”) and Imperial Nurseries, Inc. (“Imperial”), a wholly-owned subsidiary of Griffin, entered into an Amended and Restated Employment Agreement (the “Agreement”) with Gregory Schaan, President and Chief Executive Officer of Imperial.  The Agreement, which was effective as of November 30, 2013, amends and restates the employment agreement between Griffin, Imperial and Gregory Schaan dated as of January 1, 2001, as amended on April 7, 2008.  The Agreement amends the prior employment agreement with Mr. Schaan to provide for, among other things, the following:

•	Removal of the right to employment with Griffin following a Change in Control (as defined in the Agreement) or similar transaction.
•	Removal of the right to severance upon termination of employment following a Change in Control (except as set forth immediately below).
•
Modification to provide that Mr. Schaan is entitled to payment in an amount equal to his base salary through the end of the then-applicable employment term if (1) a successor of Imperial’s business fails to assume the obligations of Imperial under the Agreement and (2) Mr. Schaan does not commence employment or service with such successor prior to the end of his employment term with Imperial (as of the effective date of such succession).

•
Modification of the definition of “Change in Control” of Imperial to include (1) the sale by Griffin of all or substantially all of the assets of Imperial or (2) the consummation of a transaction immediately following which Griffin does not conduct the Imperial business in any material respect.

The foregoing description of the changes contained in the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.55 to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.55:  Amended and Restated Employment Agreement dated December 30, 2013 between Griffin Land & Nurseries, Inc., Imperial Nurseries, Inc. and Gregory Schaan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: January 2, 2014